Exhibit 11

                    AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
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              SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER CLASS A SHARE
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

NINE MONTHS ENDED SEPTEMBER 30,                   1994                   1993
- -------------------------------------------------------------------------------------------
(Amounts in thousands, except per share data)  (Unaudited)            (Unaudited)
Weighted average number of shares
  outstanding:
    4% Preferred......................               212                   227
    6-1/2% Preferred..................             1,150                 1,410
    Class A...........................            19,808                15,352
    Common............................             3,000                 3,000
                                                 =======               =======

Weighted average number of shares out-
  standing assuming conversion of pre-
  ferred stock into Class A shares:

    Class A...........................            24,318      89.02%    20,717      87.35%
    Common............................             3,000      10.98      3,000      12.65
                                                 -------     -------   -------     -------
                                                  27,318     100.00%    23,717     100.00%
                                                 =======     =======   =======     =======
Income before cumulative effect of
 change in accounting principle.......           $ 7,039               $ 3,350
Cumulative effect on prior years of
 change in accounting principle.......                 -                (4,982)
                                                 -------               -------

     NET INCOME (LOSS)................           $ 7,039               $(1,632)
                                                 =======               =======


Allocation of net income (loss) on the
  basis of the respective dividend
  rights of the above classes of
  stock, pro rata:
    Class A...........................           $ 6,266      89.02%   $(1,426)     87.35%
    Common............................               773      10.98       (206)     12.65
                                                 -------     -------   -------     -------
                                                 $ 7,039     100.00%   $(1,632)    100.00%
                                                 =======     =======   =======     =======

Earnings (loss) per Class A share:
 Earnings before cumulative effect
  of change in accounting principle...            $ .26                  $ .14
 Cumulative effect on prior years of
  change in accounting principle......                -                   (.21)
                                                  -----                   -----
 Earnings (loss) per Class A share....            $ .26                  $(.07)
                                                  =====                   =====


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